Exhibit 99.1

Kelly H. Barrett to Join Piedmont Office Realty Trust’s Board of Directors

Atlanta, GA - February 17, 2016 - Piedmont Office Realty Trust, Inc. (NYSE:PDM) announced today that Kelly H. Barrett, Vice-President of Internal Audit and Corporate Compliance for The Home Depot, will join the Company’s Board of Directors beginning March 1, 2016.

“We are excited to welcome Kelly to the Piedmont Board,” commented Michael R. Buchanan, Chairman of the Board. “She brings over 30 years of leadership and financial management experience to the Board. As a former member of NAREIT’s Accounting Committee and Best Financial Practices Council and former financial officer in the real estate industry, she is well qualified to provide oversight and guidance for Piedmont and a perfect fit for our Audit Committee.”

Ms. Barrett has been employed by The Home Depot since 2003, serving in various roles including Vice President-Corporate Controller and Senior Vice President of Enterprise Program Management prior to assuming her current role of Vice-President of Internal Audit and Corporate Compliance. Prior to her employment by The Home Depot, Ms. Barrett was employed by Cousins Properties Incorporated for eleven years in various financial roles, ultimately including that of Senior Vice President-Chief Financial Officer. During that time, she was very active in the National Association of Real Estate Investment Trusts (NAREIT) as an Accounting Committee Co-Chairperson and member of the Best Financial Practices Council as well as the Real Estate Group of Atlanta.

Commenting on her appointment, Ms. Barrett said, “I am pleased to be joining the Piedmont Board in March. As a former CFO of an office REIT, I appreciate the hard work that the Piedmont team has undertaken in recent years to strategically position its portfolio while maintaining an excellent balance sheet. I look forward to contributing to the Company’s continued success.”

About Piedmont:
Piedmont Office Realty Trust, Inc. (NYSE: PDM) is an owner, manager, developer, and operator of high-quality, Class A office properties located in select sub-markets of major U.S. cities. Its geographically-diversified, over $5 billion portfolio is comprised of approximately 20 million square feet. The Company is a fully-integrated, self-managed real estate investment trust (REIT) with local management offices in each of its major markets and is investment-grade rated by Standard & Poor’s (BBB) and Moody’s (Baa2). For more information, see www.piedmontreit.com.

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Contact:

Kerry Hughes
+1 770 418 8678
kerry.hughes@piedmontreit.com